   As filed with the Securities and Exchange Commission on October 13, 2000.
                                             Registration NO. 333-______________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    THQ INC.
             (Exact name of Registrant as specified in its Charter)
           Delaware                                            13-3541686
 (State or other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)
                          27001 Agoura Road, Suite 325
                        Calabasas Hills, California 91301
                                 (818) 871-5000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            -----------------------

                                BRIAN J. FARRELL
                      President and Chief Executive Officer
                                    THQ Inc.
                          27001 Agoura Road, Suite 325
                        Calabasas Hills, California 91301
                                 (818) 871-5000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                 with a copy to:
                           CATHERINE E. ALBRIGHT, ESQ.
                                 Sidley & Austin
                              555 West Fifth Street
                          Los Angeles, California 90013
                                 (213) 896-6019

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            -----------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF SHARES          AMOUNT TO BE       AGGREGATE PRICE     AGGREGATE OFFERING        AMOUNT OF
    TO BE REGISTERED          REGISTERED          PER UNIT(1)            PRICE(1)        REGISTRATION FEE(1)
=============================================================================================================
Common Stock, par value
$.01 per share...........      1,000,000           $21.5625           $21,562,500.00          $5,693.00
=============================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and was based on the average of the high and low prices of the Common Stock on the NASDAQ National Market on October 10, 2000 as reported by the National Association of Securities Dealers Automated Quotation System.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                       PRELIMINARY, SUBJECT TO COMPLETION
                             DATED OCTOBER 13, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS

THQ INC.
27001 Agoura Road, Suite 325
Calabasas Hills, California 91301
(818) 571-5000


                        1,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale, from time to time, by the selling shareholders named in this prospectus of up to 1,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. The price to the public for the shares and the proceeds to the selling shareholders will depend upon the market price of such securities when sold.


SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY YOU BEFORE YOU INVEST IN OUR COMMON STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

                   This prospectus is dated October __, 2000.

                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
Where You Can Find More Information..........................................................2
Cautionary Statement Regarding Forward-Looking Statements....................................3
The Company..................................................................................3
Risk Factors.................................................................................3
Use of Proceeds.............................................................................10
Selling Shareholders........................................................................10
Plan of Distribution........................................................................11
Legal Proceedings...........................................................................12
Legal Matters...............................................................................13
Experts ....................................................................................13

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC allows us to "incorporate by reference" the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference contain important business and financial information about us that is not included in this prospectus. Information that we file with the SEC after the date we file the initial registration statement and prior to the effectiveness of the registration statement as well as after the date of this prospectus will automatically update and supersede that information. Accordingly, we incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold:

- Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000.

-       Annual Report on Form 10-K/A for the fiscal year ended December 31,
        1999.

- Current Reports on Form 8-K dated March 21, 2000, June 22, 2000, and September 15, 2000; and

- The description of the common stock contained in the Registration Statement on Form 8-A filed on September 23, 1991.

        You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

      THQ Inc.
      27001 Agoura Road, Suite 325
      Calabasas Hills, California  91301
      Attention:Senior Vice President -
                Finance and Administration
      (818) 871-5000

        You should rely only on the information provided or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other that than the date on the front of those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 define the concept of "forward-looking statements." Our filings with the SEC, our press releases and our other public statements may include, or may incorporate by reference, certain statements that may be deemed "forward-looking statements." This may include all statements relating to our objectives, strategies, plans, intentions and expectations. It also may include all statements, other than statements of historical facts, that address actions, events or circumstances that we expect, believe or intend will occur in the future.

        We make no promise to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical results or those implied by the forward-looking statements.

                                   THE COMPANY

        We develop, publish and distribute interactive entertainment software for the leading hardware platforms in the home video game market. We currently publish titles for Sony's PlayStation, Nintendo's 64, Game Boy Color, and Game Boy Advance, Sega's Dreamcast, Microsoft's X-Box, and PC's in most software genres, including action, adventure, driving, fighting, puzzle, role playing, simulation, sports and strategy. Our customers include Wal-Mart, Toys "R" Us, Kay Bee Toys, Target, Electronics Boutique, Best Buy and other national and regional retailers, discount store chains and specialty retailers.

               Our titles are developed both internally and under contract with independent developers, and are typically based on properties licensed from third parties. We continually seek to identify and develop titles based on entertainment projects, sports and entertainment personalities, or popular sports, trends or concepts that have high public visibility or recognition or that reflect the trends of popular culture. Other than titles that we may release on CD-ROM for use on PC's, all of our products consist of cartridges and CD-ROMs manufactured for us by Nintendo, Sony, Sega, and Microsoft.

                                  RISK FACTORS

        You should carefully consider the following risk factors before deciding to acquire shares of our common stock:

WE MUST CONTINUE TO DEVELOP AND SELL NEW TITLES IN ORDER TO REMAIN PROFITABLE.

        Our historical profitability has directly resulted from our ability to timely develop and sell successful new titles for use on various platforms. We cannot assure you that we will be able to secure the rights to new titles at a rate that will maintain our current development and release schedule, that we will be able to release new titles by the dates we have scheduled, or that all of our scheduled titles will ever be released. If the revenues from our new titles fail to replace declining revenues from existing titles, our revenues and profits would be materially and adversely affected.

        While we develop a limited number of games for which no license is required, the development of most of our new games is dependent upon our ability to identify and license desirable properties. Examples of properties that we seek to license are entertainment projects, such as movies, television programs and arcade games; sports and entertainment personalities; and popular sports, fads or concepts that have high public visibility or recognition or that reflect the trends of popular culture. The inability to renew successful licenses could limit our economic success.

        Consumer preferences for games are difficult to predict, and even the most successful titles remain popular for only limited periods of time, often less than six months. The life cycle of a game generally consists of a relatively high level of sales during the first few months after introduction, followed by a decline in sales. Accordingly, substantially all of our net sales for a particular year are generated by titles released in that year and in the latter part of the prior year. In some instances, a sales decline may also be accompanied by decreasing sales prices, which may result in credits or allowances to our customers.

        In addition, the development cycle for new titles is long, typically ranging from nine to 24 months. In order to distribute a product, we must develop the necessary game software, obtain approval from the manufacturer and licensor, if required, and produce the initial order of cartridges or CD-ROMs. During the development cycle, the market appeal of a title may decline.

WE RELY ON EXTERNAL DEVELOPERS FOR THE DEVELOPMENT OF MANY OF OUR TITLES.

        Although we have several titles in development by our internal studios, many of our titles are developed by third party developers. A delay in the work performed by third party developers may result in delays in product releases. The future success of many of our titles will depend on our continued ability to maintain proven relationships and obtain developer agreements on favorable terms with skilled third party developers. We cannot guarantee that we will be able to establish or maintain relationships with third party developers.

OUR FAILURE TO TIMELY DEVELOP TITLES FOR NEW PLATFORMS THAT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE, OR TO MAINTAIN NET SALES THAT ARE COMMENSURATE WITH PRODUCT DEVELOPMENT COSTS, WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

        The interactive entertainment industry has experienced periods of significant growth in consumer interest, followed by periods in which growth has substantially declined. Our sales are dependent, among other factors, on the popularity and unit sales of the game platforms of the various manufacturers. The popularity of the consoles marketed by the manufacturers has experienced wide fluctuations. Unexpected declines in the popularity of a particular platform can be expected to have a material adverse effect on consumer demand for titles released or scheduled for release for that platform.

        The interactive entertainment industry is characterized by rapid technological change. As a result, we must continually anticipate and adapt our offerings to emerging platforms and evolving consumer preferences. The development of titles for new platforms requires substantial investment. Generally, these development efforts must occur well in advance of the release of new platforms in order to introduce titles on a timely basis following the release of such platforms. The development and marketing of titles for new platforms may require greater financial and technical resources than have prior development and marketing efforts.

        The introduction of new technologies, including new platforms such as Sega's Dreamcast, Sony's Playstation 2, Nintendo's Gamecube and Game Boy Advance and Microsoft's X-Box, could materially affect our business. The new platforms for which we develop titles may not achieve market acceptance. Further, we have no control over the release dates of the new platforms nor the number of units that will be shipped upon such release. It is difficult to ensure that our schedule for releasing new titles will coincide with the release of the corresponding platforms. We anticipate it will be more costly to develop titles for the new platforms. Our development efforts with respect to such new platforms may not lead to marketable titles or titles that generate sufficient revenues to recover their development and marketing costs, especially if a new platform does not reach an expected level of acceptance. This risk can be expected to increase in the future, as continuing increases in development costs require corresponding increases in net sales in order for us to maintain profitability.

        The introduction of new platforms and technologies can render existing titles obsolete and unmarketable. More commonly, as more advanced platforms are introduced, consumer demand for titles for older platforms diminishes. We cannot assure you that, as a result of such reduced consumer demand for titles on older platforms, our titles for such platforms will generate sufficient sales to make such titles profitable.

        A number of our competitors have developed or are currently developing games for use by consumers over the Internet. We plan to release our first on-line game, which is currently in development by our in-house studio, Genetic Anomalies, Inc., in the fourth quarter of 2000. We cannot be assured that our approach to on-line games will meet with customer acceptance. While we believe that the market for these games has not had a material effect on the sales of our products, future increases in the availability of such games or technological advances in these games or the Internet could result in a decline in platform-based games and thus have a material adverse effect on us. We also are developing games for other mobile platforms, including cellular telephones and mobile handheld devices, under a recently signed agreement with Siemens AG of Germany. Because we are less experienced in developing games for these devices and such platforms present additional and different risks than those related to traditional console games, we cannot predict with any degree of certainty the financial impact of our alliance with Siemens.

CUSTOMER ACCOMMODATIONS OR UNSALEABLE INVENTORY COULD ADVERSELY AFFECT OUR EARNINGS.

        We sometimes negotiate accommodations to retailers or distributors when demand for specific games falls below expectations, in order to maintain our relationships with our customers. These accommodations include our not requiring that all booked orders be filled. We also negotiate price discounts, credits against future orders and the return of products with our customers.

        Although we believe that the reserves that we have established for customer accommodations are adequate, there is the possibility that actual customer accommodations could exceed our reserves. The effect of this would be a reduction in our earnings. We cannot predict the amount or nature of accommodations that will be provided to our customers in future periods.

        We write down slow-moving or obsolete inventory to net realizable value. An unsuccessful title requires that we write down the inventory for that title to its estimated net realizable value. We work to minimize this risk by communicating frequently with our customers and by attempting to accurately forecast retailer and consumer demand for each of our titles. However, this can be often difficult to accomplish, especially for games for the Nintendo platforms, since there is a 30 to 60-day manufacturing cycle for these cartridge-based products.

OVER 54% OF OUR GROSS SALES ARE MADE TO OUR TEN LARGEST CUSTOMERS. WE COULD BE ADVERSELY AFFECTED IF ANY OF THEM REDUCED OR TERMINATED THEIR PURCHASES FROM US OR DID NOT PAY THEIR OBLIGATIONS TO US.

        Sales to our ten largest customers collectively accounted for approximately 67% of our gross sales in 1997, 65% of our gross sales in 1998 and 54% of our gross sales in 1999. Our largest single customer is Wal-Mart. Wal-Mart accounted for 15% of our gross sales in 1999, as compared to 19% in 1998.

        We have no written agreements or other understandings with any of our customers that relate to future purchases, so purchases by these customers or any others could be reduced or terminated at any time. A substantial reduction or a termination of purchases by any of our largest customers would have a material adverse effect on us.

        Our sales are typically made on credit, with terms that vary depending upon the customer and other factors. Normally we do not hold any collateral to secure payment by our customers, and currently we do not factor any of our receivables. While we attempt to carefully monitor the creditworthiness of our customers and distributors, we bear the risk of their inability to pay our receivables and of any delay in payment. A business failure by any of our largest customers would have a material adverse effect on us, as could a business failure by any of our distributors or other retailers.

THE DEVELOPMENT AND MARKETING OF PC TITLES DIFFER FROM CONSOLE TITLES AND ENTAIL ADDITIONAL RISKS.

        We have less experience developing and marketing PC titles than games for consoles. The development and marketing of PC games subjects us to some different risks than those we encounter in connection with console games. These risks include the ability to accurately predict which titles have appeal to the purchasers of games for PC's, greater reliance on distributors in order to obtain retail distribution, and higher retailer returns experienced for PC games. We cannot assure you that we will be able to successfully develop and market titles for the PC market.

WE CANNOT PUBLISH OR MANUFACTURE TITLES WITHOUT MANUFACTURERS' APPROVAL. OUR ABILITY TO CONTINUE TO DEVELOP AND MARKET SUCCESSFUL CONSOLE TITLES IS DEPENDENT ON THE MANUFACTURERS CONTINUING TO DO BUSINESS WITH US.

        We are wholly dependent on the manufacturers and our non-exclusive licenses with them, both for the right to publish titles for their platforms and for the manufacture of our products for their platforms. Our existing platform licenses for Sega's Dreamcast, Sony's PlayStation and PlayStation 2, Nintendo's Game Boy Color and Nintendo 64, and our pending licenses for Nintendo's Gamecube and Game Boy Advance and Microsoft's X-Box, require that we obtain approval for the publication of new games on a title-by-title basis. We expect that our pending licenses for the next generation of platforms will contain similar provisions. As a result, the number of titles we are able to publish for these platforms, and thus our revenues from titles for these platforms, may be limited.

        We currently have good relationships with the manufacturers. However, should any manufacturer choose not to renew or extend our license agreement at the end of its current term, or if any manufacturer were to terminate our license for any reason, we would be unable to publish additional titles for that manufacturer's platform.

\
        Each of the manufacturers is the sole source for the fabrication of the products we publish for that manufacturer's platforms. Each platform license provides that the manufacturer may change prices for products at any time and includes other provisions that give the manufacturer substantial control over our release of new titles.

        Since each of the manufacturers is also a publisher of games for its own platforms, and also manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of other publishers in the event of insufficient manufacturing capacity. We could be materially and adversely affected by unanticipated delays in the delivery of products.

IF WE NEEDED TO WRITE DOWN PREPAID ROYALTIES OR CAPITALIZED DEVELOPMENT COSTS BELOW THE CURRENT RECORDED VALUE, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

        We typically enter into agreements with licensors of properties and developers of titles that require advance payments of royalties and/or guaranteed minimum royalty payments; in addition, the THQ/JAKKS Pacific, LLC Agreement requires minimum guaranteed payments to JAKKS Pacific, Inc. We cannot assure you that the sales of products for which such royalties are paid or guaranteed payments are made will be sufficient to cover the amount of these required payments.

        We capitalize our advances to developers on our balance sheet as a part of "prepaid royalties." We analyze all of our capitalized costs quarterly, and we take write-offs when, based on our estimates, future individual product contribution will not be sufficient to recover our investment.

WE HAVE RECENTLY EXPANDED OUR FOREIGN DISTRIBUTION ACTIVITIES THROUGH THE ACQUISITION OF RUSHWARE AND THE OPENING OF OFFICES IN FRANCE AND AUSTRALIA. INCREASED DISTRIBUTION ACTIVITIES AND FOREIGN OPERATIONS SUBJECTS US TO CERTAIN RISKS.

        In December 1998, we acquired Rushware Microhandelsgesellschaft GmbH and its subsidiaries, Softgold Computerspiele GmbH and ABC Spielspass GmbH. Rushware is a leading German distributor of interactive entertainment software for PC's, and will serve as our distributor and publisher in Germany and other German-speaking countries. We believe this acquisition will significantly increase both the proportion of our business that consists of the distribution of products published by other companies and the proportion of our foreign sales that are made in German-speaking countries.

        We recently opened offices in France and Australia. Our French office will serve as our distributor in France and other French-speaking countries. The Australian office will be our distributor in Australia and the general Asian-Pacific region.

        The increase in our distribution activities and foreign operations subject us to the following risks, and may entail other risks:

        - The distribution business generally operates on lower gross margins than the publishing business, and thus may require a greater level of sales in order to cover overhead.

        - We will have to maintain inventories of other companies' products.

        As a result of our efforts to increase our foreign sales, foreign sales accounted for a greater portion of our net sales in 1999 than in the past. Foreign sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, difficulties in staffing and managing foreign operations, and possible difficulties collecting foreign accounts receivable. These factors or others could have an adverse effect on our future foreign sales or the profits generated from these sales.

        Sales generated by our European and Australian offices will generally be denominated in the currency denomination of the country in which the sales are made or, if made in Europe, European Currency Units ("euros"). To the extent our foreign sales are not denominated in U.S. dollars, our sales and profits could be materially and adversely affected by foreign currency fluctuations.

OUR REVENUES FLUCTUATE DUE TO SEASONAL DEMAND AND THE NATURE OF THE INTERACTIVE ENTERTAINMENT BUSINESS.

        We have experienced, and may continue to experience, significant quarterly fluctuations in net sales and operating results. The interactive entertainment market is highly seasonal, with sales typically significantly higher during the fourth quarter, due primarily to the increased demand for games during the year-end holiday buying season. Other factors that cause fluctuations include:

-       the timing of our release of new titles;

-       the popularity of both new titles and titles released in prior periods;

-       changes in the mix of titles with varying profit margins;

-       the timing of customer orders;

-       the timing of shipments by the manufacturers;

- fluctuations in the size and rate of growth of consumer demand for titles for different platforms; and

- the timing of the introduction of new platforms and the accuracy of retailers' forecasts of consumer demand.

        We may not be able to maintain consistent profitability on a quarterly or annual basis.

THE INTERACTIVE ENTERTAINMENT INDUSTRY GENERATES SIGNIFICANT COMPETITION FOR EMPLOYEES. WE MUST ATTRACT AND RETAIN KEY EMPLOYEES TO IMPLEMENT OUR BUSINESS STRATEGY.

        We rely to a substantial extent on the management, marketing, sales, technical and software development skills of a limited number of employees to formulate and implement our business plan, including the development of our titles. Our success depends upon, to a significant extent, our ability to attract and retain key personnel. Competition for employees can be intense and the process of locating key personnel with the right combination of skills is often lengthy. The loss of services of key personnel could have a material adverse effect on us. The officers with whom we have employment agreements are Brian J. Farrell, our President and Chief Executive Officer, Jeffrey C. Lapin, our Vice Chairman and Chief Operating Officer, Don Traeger, President of Pacific Coast Power & Light Company, Dennis Harper, Vice President - Product Development of Pacific Coast Power & Light Company, Shawn

Broderick, President of Genetic Anomalies, Inc., Steve Gray, General Manager of Heavy Iron Studios, Michael Kulas, President of Volition, Inc, Philip Holt, Vice-President of Volition, Inc., Adam Pletcher, Art Director of Volition, and John Slagel, Senior Programmer of Volition.

WE COULD BE ADVERSELY AFFECTED BY THE UNAUTHORIZED COPYING OF OUR GAMES.

        As a result of the proprietary rights of the manufacturers and the efforts taken by the manufacturers to protect their rights, we do not believe that there is a material amount of unauthorized copying of our products. However, unauthorized production occurs in the computer software industry generally, and were a significant amount of unauthorized production of our CD-ROM products to occur, we could be materially and adversely affected.

THE INTERACTIVE ENTERTAINMENT INDUSTRY IS CONSOLIDATING. IN MAKING ACQUISITIONS, WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES WITH GREATER FINANCIAL RESOURCES.

        Consistent with our strategy to enhance our distribution and product development capabilities, we intend to continue to pursue acquisitions of companies, intellectual property rights and other assets that can be acquired on acceptable terms and which we believe can be operated or exploited profitably.

        As the interactive entertainment industry continues to consolidate, we face significant competition in making acquisitions, which may constrain our ability to complete suitable transactions. This is particularly of concern for us because many of our competitors for potential acquisitions, such as Microsoft Corporation and Hasbro Inc., have significant financial and other resources.

WE MUST CONFRONT OTHER CONSEQUENCES OF THE INTENSE COMPETITION IN OUR INDUSTRY.

        The interactive entertainment industry is intensely competitive. Significant elements of this competition include the following:

- We compete, for both licenses to properties and the sale of games, with the manufacturers. Each of the manufacturers is the largest developer and marketer of titles for its platforms. As a result of their commanding positions in the industry, the manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and retailer accommodations than do any of their licensees, including us.

- Some of our other competitors have greater name recognition among consumers and licensors of properties; a broader product line; or greater financial, marketing and other resources than us. Accordingly, these competitors may be able to market their products more effectively or make larger offers or guarantees in connection with the acquisition of licensed properties.

- We believe that large toy companies and large software companies are increasing their focus on the interactive entertainment market, which might result in greater competition for us. In addition, many of our competitors are developing on-line interactive games and interactive networks that will be competitive with our interactive products.

        Competitive pressures could have the following effects on us:

- As competition for popular properties increases, our cost of acquiring licenses for such properties may increase, resulting in reduced margins.

- As competition for retail shelf space becomes more intense, we may need to increase our marketing expenditures to maintain sales of our games.

-       We could be required to reduce the wholesale unit prices of our games.

FLUCTUATIONS IN STOCK PRICE

The market price of our common stock has experienced and may continue to experience wide fluctuations. Factors affecting our stock price may include:

-       Actual or anticipated variations in our operating results;

-       Variations in the level of market acceptance of our titles;

-       Delays and timing of product introductions;

-       Changes in recommendations or earning estimates by securities analysts;

-       Conditions and trends in our industry; or

-       General market or economic conditions.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares offered pursuant to this prospectus. All of such proceeds will be received by the selling shareholders.

                              SELLING SHAREHOLDERS

        The following table sets forth the selling shareholders' beneficial ownership of the shares offered pursuant to this prospectus and assumes that the selling shareholders will sell all of their shares offered under this prospectus. We are unable to determine the exact number of shares that will actually be sold. The number of shares of our common stock that each of the selling shareholders will own after the completion of the offering described in this prospectus constitutes less than one percent of the aggregate number of shares of our common stock outstanding as of the date of this prospectus.

        Mr. Kulas is the President of Volition, Inc., which we acquired on August 31, 2000. Mr. Slagel is a Senior Programmer, Mr. Pletcher is the Art Director, Mr. Allender is a Senior Programmer, and Mr. Whiteside is an Artist of Volition. Otherwise, none of the selling shareholders listed below have held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of shares of our common stock.


--------------------------------------------------------------------------------
                            Shares                             Shares
                         Beneficially                       Beneficially
   Name of Selling      Owned Prior to     Shares Being    Owned After the
     Shareholder         the Offering        Offered          Offering
---------------------   ---------------   -------------    ---------------------
Michael J. Kulas              881,021            879,121                   1,900

Adam Pletcher                  43,956             43,956                       0

John Slagel                    43,966             43,956                      10

Mark Allender                  21,978             21,978                       0

Jasen Whiteside                10,989             10,989                       0

                                                                               0

        TOTAL               1,001,910          1,000,000                   1,910
--------------------------------------------------------------------------------


        The shares being offered by Mr. Allender include 10,989 shares of our common stock underlying options that are exercisable within 60 days of the date of this prospectus. The shares being offered by Messrs. Pletcher, Slagel and Whiteside consist entirely of shares of our common stock underlying options that are exercisable within 60 days of the date of this prospectus.

                              PLAN OF DISTRIBUTION

        The selling shareholders may offer the shares at various times in one or both of the following transactions:

- through brokers or dealers, acting as principal or agent, in transactions on the NASDAQ National Market or on stock exchanges in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or otherwise; and/or

- directly, or indirectly through brokers or agents, in private sales at negotiated prices.

        This prospectus may be supplemented or amended from time to time to describe a specific plan of distribution.

        In connection with the distribution of the shares or otherwise, the selling shareholders may:

- enter into hedging transactions with broker-dealers or other financial institutions; in connection with such transactions, broker-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with a selling shareholder;

- sell common stock short and redeliver the shares to close out such short positions; and/or

- enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of the shares. Those broker-dealers or other financial institutions may resell the shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        The selling shareholders may from time to time transfer shares to a donee, successor or other person other than for value, and such transfers will not be made pursuant to this prospectus. To the extent permitted by applicable law, this prospectus covers sales by such transferee. We may in our discretion supplement or amend this prospectus to include such transferee as an additional named selling shareholder.

        In effecting sales of the shares, brokers or dealers engaged by a selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions or discounts from a selling shareholder and may receive a commission from the purchasers of the shares for whom such broker-dealers may act as agents, all in amounts to be negotiated.

        The selling shareholders and all dealers or agents, if any, who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profit on the sale of such shares by such shareholder, and all discounts, commissions or concessions received by such dealers or agents, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        Upon being notified by a selling shareholder that any agreement or arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker-dealer, to the extent required by applicable law we will distribute a supplement to this prospectus.

        Shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

        We have agreed to bear the expenses of registration of the shares and other costs and expenses incurred by the selling shareholders in connection with the sale of the shares. However, we will not pay any discounts, commissions or fees of selling brokers or similar securities industry professionals and any fees and expenses of counsel and accountants for the selling shareholders.

                                LEGAL PROCEEDINGS

        Two individual shareholders have filed essentially identical purported class actions in the United States District Court for the Central District of California (Thomas E. Wiener, et al. v. THQ Inc., et al., Case No. 00-01783 AHM (C.D. Cal.) and John H. Cottrell, et al. v. THQ Inc., et al., Case No. 00-02264 GAF (C.D. Cal.)) alleging that we and certain of our directors and senior officers violated Section 10(b) of the Securities and Exchange Act of 1934 and SEC Rule 10b-5. Each case seeks class action status on behalf of all individuals who purchased our shares of common stock between October 26, 1999 and February 10, 2000. Each complaint alleges that we issued false and misleading statements about our financial results and prospects during the class period, and that the individual defendant directors and officers participated in the alleged scheme so as to sell their personal shares at inflated prices. These cases were consolidated and recently, our Motion to Dismiss was granted with leave to amend. On October 2, 2000 the plaintiffs amended their complaints. We believe the claims are without merit, and intend to vigorously defend against them.

                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of the shares have been passed upon for us by Sidley & Austin, Los Angeles, California. Attorneys at Sidley & Austin participating in matters for us own approximately 15,000 shares of our common stock.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K/A for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth an itemized statement of all fees and expenses in connection with the distribution of the securities being registered pursuant to this Registration Statement, all of which fees and expenses will be paid by the Registrant:


Securities and Exchange Commission registration fee....  $   5,693.00
Accountants' fees and expenses.........................  $   5,000.00
Legal fees and expenses................................  $  10,000.00
Miscellaneous..........................................  $   1,000.00
      Total............................................  $  21,693.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, i.e., a "derivative action"), and against expenses (including attorney's fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

        Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys' fees) actually and reasonably incurred by such party in connection therewith.

        Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

        The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law.

        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

        Brian J. Farrell, the President and Chief Executive Officer and a director of the Company, and Jeffrey C. Lapin, the Vice Chairman and Chief Operating Officer and a director of the Company have entered into employment agreements with the Company pursuant to which the Company has agreed to indemnify Messrs. Farrell and Lapin for losses, liabilities, damages and expenses incurred as a result of their acting on behalf of the Company, subject to certain conditions and limitations.

ITEM 16.  EXHIBITS

        The following exhibits are filed herewith:


Exhibit
Number                Description
------                -----------

4 Stockholders Rights Agreement dated as of June 21, 2000, between the Company and American Stock Transfer & Trust
                      Company, as Rights Agent (Filed as Exhibit 4 to the
                      Company's Current Report on Form 8-K dated June 22, 2000, and incorporated herein by reference)

5                     Opinion of Sidley & Austin.

23.1                  Consent of Deloitte & Touche LLP.

23.2                  Consent of Sidley & Austin (included in Exhibit 5.)

24 Power of Attorney (set forth on the signature page hereto).

ITEM 17.  UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned Registrant hereby further undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230-424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned Registrant further undertakes that:

                (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas Hills, State of California on October 12, 2000.

                            THQ Inc.


                              By: /s/ Fred A. Gysi
                               -------------------------------------------------
                               Fred A. Gysi
                               Chief Financial Officer, Senior Vice President - Finance and Administration, Treasurer
                                  and Secretary

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. Farrell and Fred A. Gysi, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



Signature                                        Title                                           Date
---------                                        -----                                           ----

   /s/ Brian J. Farrell                          Director, President and Chief Executive         October 12, 2000
------------------------------------------       Officer (Principal Executive Officer)
Brian J. Farrell


   /s/ Lawrence Burstein                         Director                                        October 12, 2000
------------------------------------------
Lawrence Burstein


   /s/ Bruce Jagid                               Director                                        October 12, 2000
------------------------------------------
Bruce Jagid


   /s/ Jeffrey C. Lapin                          Director, Vice Chairman and Chief               October 12, 2000
------------------------------------------       Operating Officer
Jeffrey C. Lapin


   /s/ James L. Whims                            Director                                        October 12, 2000
------------------------------------------
James L. Whims


   /s/ L. Greg Ballard                           Director                                        October 12, 2000
------------------------------------------
L. Greg Ballard

   /s/ Fred A. Gysi                              Senior Vice President - Finance and             October 12, 2000
------------------------------------------       Administration, Chief Financial Officer
Fred A. Gysi                                     and Secretary (Principal Financial
                                                 Officer and Principal Accounting Officer)

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER         EXHIBIT DESCRIPTION                                    SEQUENTIAL PAGE NUMBER
------         -------------------                                    ----------------------
4              Stockholders Rights Agreement dated as of June                    *
               21, 2000, between the Company and American Stock
               Transfer & Trust Company, as Rights Agent (Filed
               as Exhibit 4 to the Company's Current Report on
               Form 8-K dated June 22, 2000, and incorporated
               herein by reference)

5              Opinion of Sidley & Austin.                                      20

23.1           Consent of Deloitte & Touche LLP.                                21

23.2           Consent of Sidley & Austin (included in Exhibit 5).               *


24             Power of Attorney (set forth on signature page                    *
               hereto)

*       Not Applicable